Exhibit 10.9
THIRD ADDENDUM TO LICENSE AGREEMENT
This third addendum (“Third Addendum”) is entered into this 7’ day of July, 2008 by and between Reuters America LLC, a Thomson Reuters company (hereinafter “Reuters”) and GreenHaven Commodity Services, LLC (as assigned from GreenHaven, LLC) (“GCS”). This Third Addendum is entered into to modify the License Agreement between Reuters and Greenhaven dated July 19th, 2006, with addendum dated October 11, 2006 (“First Addendum”) and addendum dated September 18, 2007 (“Second Addendum”) (collectively the “Agreement”).
1.	Section 2 of the Second Addendum is hereby deleted.
2.	Reuters acknowledges receipt of $150,000 toward the $250,000 exclusive fee specified in the Addendum. The parties hereby agree to the following modified payment structure for the exclusive fee. Payment for the first quarter shall be paid as follows: $12,500 due by July 31, 2008, $12,500 due by August 31, 2008. For each month starting with April 2008 and continuing until the end of the exclusive period, GCS shall pay a fee equal to 0.100% (10 basis points) per annum US, or foreign currency equivalent, invested in the Products based upon the average daily official closing amount of invested assets as specified in Section 3(b)(iii). These payments are over and above the nonexclusive fees due under the Agreement. Any payments already made shall be non-refundable and any payments which are past due shall be paid immediately. In the event GCS is late in making any payments, all exclusivity under this license arrangement shall immediately lapse.
3.	The exclusivity period specified in Section 1 of the First Addendum shall be extended from October 18, 2008 to September 30, 2009, subject to Reuters right to terminate the exclusivity at any time in the event any of any of the following:
a.	The US, or foreign currency equivalent, invested in the Products based upon the average daily official closing amount of invested assets as specified in Section 3(b)(iii) is less than $40mrn on December 31, 2008,
b.	The US, or foreign currency equivalent, invested in the Products based upon the average daily official closing amount of invested assets as specified in Section 3(b)(iii) is less than $45trim on March 31, 2009, or
c.	The US, or foreign currency equivalent, invested in the Products based upon the average daily official closing amount of invested assets as specified in Section 3(b)(iii)is less than 50mm on June 30, 2009,

4.	Except as expressly modified by this Second Addendum, the terms of the Agreement, and any appendices or addenda thereto, shall remain in full force and effect. In the event of any inconsistencies between the terms of the Agreement or any prior addenda, and this Second Addendum, the terms of this Addendum shall prevail and control.

IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Addendum as of the date set forth below.
Accepted by:

Reuters America LLC, a Thomson Reuters company	GreenHaven Commodity Services, LLC

By:	By:	/s/ Ashmead Pringle
Name:	Name:	Ashmead Pringle
Title:	Title:	President
Date:	Date:	August 14, 2008